EXHIBIT (h)(2)

EATON VANCE SPECIAL INVESTMENT TRUST

ADMINISTRATIVE SERVICES AGREEMENT

AGREEMENT made this 1st day of March, 2021, between Eaton Vance Special Investment Trust, a Massachusetts business trust (the “Trust”), on behalf of its series listed on Appendix A hereto (each referred to herein as the “Fund”), and Eaton Vance Management, a Massachusetts business trust (“Eaton Vance”).

1.  Duties of Eaton Vance.  The Trust hereby employs Eaton Vance to act as administrator for the Fund and to administer its affairs, subject to the supervision of the Trustees of the Trust for the period and on the terms set forth in this Agreement.

Eaton Vance hereby accepts such employment, and undertakes to administer the Fund’s business affairs and, in connection therewith, to furnish for the use of the Fund office space and all necessary office facilities, equipment and personnel for administering the affairs of the Fund and to pay the salaries and fees of all officers and Trustees of the Trust who are members of Eaton Vance’s organization, and all personnel of Eaton Vance performing services relating to administrative activities.  Eaton Vance shall for all purposes herein be deemed to be an independent contractor and shall, except as otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

In connection with its responsibilities as administrator of the Fund, Eaton Vance will:

•assist in preparing all annual, semi-annual and other reports required to be sent to Fund shareholders and/or filed with the Securities and Exchange Commission (“SEC”), and arrange for the filing, printing, and dissemination of such reports to shareholders;

•review the provision of services by the Fund’s independent public accounting firm, including, but not limited to, the preparation by such firm of audited financial statements of the Fund and the Fund’s federal, state and local tax returns; and make such reports and recommendations to the Trustees of the Trust concerning the performance of the independent accountants as the Trustees deem appropriate;

•arrange for the filing with the appropriate authorities all required federal, state and local tax returns;

•arrange for the dissemination to shareholders of the Fund’s proxy materials, and oversee the tabulation of proxies by the Fund’s transfer agent or other duly authorized proxy tabulator;

•review and supervise the provision of custodian services to the Fund; and make such reports and recommendations to the Trustees concerning the provision of such services as the Trustees deem appropriate;

•oversee the valuation of all such portfolio investments and other assets of the Fund as may be designated by the Trustees (subject to any guidelines, directions and instructions of the Trustees), and review and supervise the calculation of the net asset value of the Fund’s shares by the custodian;

•negotiate the terms and conditions under which transfer agency and dividend disbursing services will be provided to the Fund, and the fees to be paid by the Fund in connection therewith; review and supervise the provision of transfer agency and dividend disbursing services to the Fund; and make such reports and recommendations to the Trustees concerning the performance of the Fund’s transfer and dividend disbursing agent as the Trustees deem appropriate;

•establish the accounting policies of the Fund; reconcile accounting issues that may arise with respect to the Fund’s operations; and consult with the Fund’s independent accountants, legal counsel, custodian, accounting and bookkeeping agents and transfer and dividend disbursing agent as necessary in connection therewith;

•determine the amount of all distributions (if any) to be paid by the Fund to its shareholders; prepare and arrange for the publishing of notices to shareholders regarding such distributions (if required) and provide the Fund’s transfer and dividend disbursing agent and custodian with such information as is required for such parties to effect the payment of distributions;

•review the Fund’s bills and authorize payments of such bills by the Fund’s custodian;

•oversee services provided to the Fund by external counsel;

•arrange for the preparation and filing of all other reports, forms, registration statements and documents required to be filed by the Trust on behalf of the Fund with the SEC and any other applicable regulatory body; and

•provide other internal legal, auditing, accounting and administrative services as ordinarily required in conducting the Fund’s business affairs.

Notwithstanding the foregoing, Eaton Vance shall not be deemed to have assumed any duties with respect to, and shall not be responsible pursuant to this Agreement for, the management of the Fund’s assets or the rendering of investment advice and supervision with respect thereto or the distribution of shares of the Fund, nor shall Eaton Vance be deemed to have assumed or have any responsibility with respect to functions specifically assumed by any transfer agent, custodian or shareholder servicing agent of the Trust or the Fund.

2.Sub-Administrators.  Eaton Vance may employ one or more sub-administrators from time to time to perform any of Eaton Vance’s duties under this Agreement upon such terms and conditions as may be agreed upon between Eaton Vance and such sub-administrators and approved by the Trustees of the Trust, all as permitted by the Investment Company Act of 1940, as amended (the “1940 Act”). The performance of each such sub-administrator of its obligation under any such agreement shall be supervised by Eaton Vance.  Further, Eaton Vance may, with the approval of the Trustees of the Trust and without the vote of any shareholders of the Fund, terminate any agreement with any sub-administrator and/or enter into an agreement with one or more other sub-administrators, all as permitted by the 1940 Act and the rules hereunder.  In the event a sub-administrator is employed, Eaton Vance retains the authority to immediately assume responsibility for any functions delegated to a sub-administrator, subject to approval by the Board and notice to the sub-administrator.

3.Compensation of Eaton Vance.  For the services, payments and facilities to be furnished hereunder by Eaton Vance, Eaton Vance shall be entitled to receive from the Fund the compensation (if any) described on Appendix A hereto.

4.Allocation of Charges and Expenses.  Eaton Vance shall pay the entire salaries and fees of all of the Trust’s Trustees and officers employed by Eaton Vance and who devote part or all of their time to the affairs of Eaton Vance, and the salaries and fees of such persons shall not be deemed to be expenses incurred by the Trust for purposes of this Section 3. Except as provided in the foregoing sentence, it is understood that the Fund will pay all its expenses other than those expressly stated to be payable by Eaton Vance hereunder, which expenses payable by the Fund shall include, without implied limitation: (i) expenses of maintaining the Fund and continuing its existence; (ii) registration of the Trust under the 1940 Act; (iii) commissions, spreads, fees and other expenses connected with the acquisition, holding and disposition of securities and other investments; (iv) auditing, accounting and legal expenses; (v) taxes and interest; (vi) governmental fees; (vii) expenses of issue, sale, and redemption of shares; (viii) fees and expenses of registering, qualifying, and maintaining the Trust, the Fund, and its shares under applicable federal and state securities laws and of preparing and filing registration statements, other offering statements or memoranda, and other reports, forms, and documents required to be filed by the Trust on behalf of the Fund with the SEC and any other regulatory body, and for printing and distributing the same to shareholders; (ix) expenses of reports and notices to shareholders and of meetings of shareholders and proxy solicitations therefor; (x) expenses of reports to governmental officers and commissions; (xi) insurance expenses; (xii) association membership dues; (xiii) fees, expenses and disbursements of custodians and subcustodians for all services to the Fund (including without limitation safekeeping of funds, securities and other investments, keeping of books, accounts and records, and determination of net asset values); (xiv) fees, expenses and disbursements of transfer agents, dividend disbursing agents, shareholder servicing agents and registrars for all services to the Trust; (xv) expenses for servicing shareholder accounts; (xvi) any direct charges to the Fund or shareholders approved by the Trustees of the Trust; (xvii) compensation and expenses of Trustees of the Trust who are not members of Eaton Vance’s organization; (xviii) all payments to be made and expenses to be assumed by the Fund in connection with the distribution of Fund shares; (xix) any pricing or valuation services employed by the Fund to value its investments including primary and comparative valuation services; (xx) any investment advisory, sub-investment advisory or similar management fee payable by the Fund; (xxi) all expenses incurred in connection with the Fund’s use of a line of credit; and (xxii) such non-recurring items as may arise, including expenses incurred in connection with litigation, proceedings and claims and the obligation of the Trust to indemnify its Trustees, officers and shareholders with respect thereto.

5.Other Interests.  It is understood that Trustees and officers of the Trust and shareholders of the Fund are or may be or become interested in Eaton Vance as trustees, officers, employees, shareholders or otherwise and that trustees, officers, employees and shareholders of Eaton Vance are or may be or become similarly interested in the Fund, and that Eaton Vance may be or become interested in the Fund as a shareholder or otherwise.  It is also understood that trustees, officers, employees and shareholders of Eaton Vance may be or become interested (as directors, trustees, officers, employees, shareholders or otherwise) in other companies or entities (including, without limitation, other investment companies) that Eaton Vance may organize, sponsor or acquire, or with which it may merge or consolidate, and which may include the words “Eaton Vance” or any combination thereof as part of their name, and that Eaton Vance or its subsidiaries or affiliates may enter into advisory or management or administration agreements or other contracts or relationships with such other companies or entities.

6.Limitation of Liability of Eaton Vance.  In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of Eaton Vance, Eaton Vance shall not be subject to liability to the Trust or the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder.

A copy of the Declaration of Trust of Eaton Vance is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of Eaton Vance by an officer in his or her capacity as an officer and not individually. The Trust expressly acknowledges the provisions in the Declaration of Trust of Eaton Vance limiting the personal liability of the trustees, officers, and shareholders of Eaton Vance, and the Trust hereby agrees that it shall have recourse to Eaton Vance for payment of claims or obligations as between Eaton Vance and the Trust arising out of this Agreement and shall not seek satisfaction from the trustees, officers, or shareholders of Eaton Vance.

7.Duration and Termination of this Agreement.  This Agreement shall become effective upon the date of its execution, and, unless terminated as herein provided, shall remain in full force and effect through and including the second anniversary of the execution of this Agreement and shall continue in full force and effect indefinitely thereafter, but only so long as such continuance after such second anniversary is specifically approved at least annually (i) by the Board of Trustees of the Trust and (ii) by the vote of a majority of those Trustees of the Trust who are not interested persons of Eaton Vance or the Trust.

Either party hereto may, at any time on sixty (60) days’ prior written notice to the other, terminate this Agreement without the payment of any penalty, by action of the Trustees of the Trust or the trustees of Eaton Vance, as the case may be, and the Trust may, at any time upon such written notice to Eaton Vance, terminate this Agreement by vote of a majority of the outstanding voting securities of the Fund.

8.Amendments of the Agreement.  This Agreement may be amended by a writing signed by both parties hereto, provided that no amendment to this Agreement shall be effective until approved (i) by the vote of a majority of those Trustees of the Trust who are not interested persons of Eaton Vance or the Trust, and (ii) by vote of the Board of Trustees of the Trust. Additional series of the Trust, however, will become a Fund hereunder upon approval by the Trustees of the Trust and amendment of Appendix A.

9.Limitation of Liability of the Trustees and Officers of the Trust.  The Fund shall not be responsible for the obligations or any other series of the Trust. A copy of the Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the Trust by an officer in his or her capacity as an officer and not individually. Eaton Vance expressly acknowledges the provisions in the Declaration of Trust of the Trust limiting the personal liability of the Trustees and officers of the Trust, and the shareholders of the Fund, and Eaton Vance hereby agrees that it shall have recourse to the Trust or the Fund for payment of claims or obligations as between the Trust or the Fund and Eaton Vance arising out of this Agreement and shall not seek satisfaction from the Trustees, officers, or shareholders or any Trustee or officer of the Trust, or shareholder of the Fund.

10.Use of the Name “Eaton Vance.”  Eaton Vance hereby consents to the use by the Fund of the name “Eaton Vance” as part of the Fund’s name; provided, however, that such consent shall be conditioned upon the employment of Eaton Vance or one of its affiliates as the investment adviser or administrator of the Fund.  The name “Eaton Vance” or any variation thereof may be used from time to time in other connections and for other purposes by Eaton Vance and its affiliates and other investment companies that have obtained consent to the use of the name “Eaton Vance.”  Eaton Vance shall have the right to require the Fund to cease using the name “Eaton Vance” as part of the Fund’s name if the Fund ceases, for any reason, to employ Eaton Vance or one of its affiliates as the Trust’s investment adviser or administrator.  Future names adopted by the Fund for itself, insofar as such names include identifying words requiring the consent of Eaton Vance, shall be the property of Eaton Vance and shall be subject to the same terms and conditions.

11.No Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

12.Non-Exclusive Services.  The services of Eaton Vance to the Fund are not to be deemed to be exclusive, Eaton Vance being free to render services to others and engage in other business activities.

13. Certain Definitions.  The term “interested persons” when used herein shall have the meaning specified in the 1940 Act as now in effect or as hereafter amended subject, however, to such exemptions as may be granted by any rule, regulation or order by the SEC.  The term “vote of a majority of the outstanding voting securities” shall mean the vote, at a meeting of shareholders, of the lesser of (a) 67 per centum or more of the shares of the Fund present or represented by proxy at the meeting if the shareholders of more than 50 per centum of the outstanding shares of the Fund are present or represented by proxy at the meeting, or (b) more than 50 per centum of the outstanding shares of the Fund. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified or interpreted by any applicable order or orders of the SEC or any rules or regulations adopted by, or interpretative releases of, the SEC, or any applicable guidance issued by the staff of the SEC, such provision will be deemed to incorporate the effect of such order, rule, regulation, interpretative release, or guidance.

14. Books and Records. Eaton Vance agrees that all records that it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's request in compliance with the requirements of Rule 31a-3 under the 1940 Act, although Eaton Vance may, at its own expense, make and retain a copy of such records. Eaton Vance further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

15.Miscellaneous.

(a)If any term or provision of this Agreement or the application thereof to any person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

(b)This Agreement shall be governed by and interpreted in accordance with the laws of The Commonwealth of Massachusetts.

(c)This Agreement may be executed by the parties hereto in any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[Signature page follows]

ADMINISTRATIVE SERVICES AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

EATON VANCE SPECIAL INVESTMENT TRUST

By:	/s/ Deidre E. Walsh
Deidre E. Walsh
Vice President and not individually

EATON VANCE MANAGEMENT

By:	/s/ Maureen A. Gemma
Maureen A. Gemma
Vice President and not individually

APPENDIX A

For the services, payments and facilities furnished by Eaton Vance under this Agreement, Eaton Vance is entitled to receive compensation as set forth below:

EATON VANCE SPECIAL INVESTMENT TRUST

Fund	Fee
Eaton Vance Balanced Fund	0.04%
Eaton Vance Core Bond Fund	--
Eaton Vance Dividend Builder Fund	--
Eaton Vance Greater India Fund	0.15%
Eaton Vance Growth Fund	--
Eaton Vance Large-Cap Value Fund	--
Eaton Vance Real Estate Fund	0.15%
Eaton Vance Short Duration Inflation-Protected Income Fund	--
Eaton Vance Small-Cap Fund	0.15%
Eaton Vance Special Equities Fund	--

*Fee is a percentage of average daily net assets per annum.

Except as set forth above, Eaton Vance receives no compensation from each Fund in respect of the services, payments and facilities furnished by Eaton Vance under this Agreement.

In case of initiation or termination of the Agreement during any month with respect to a Fund, the fee for that month shall be reduced proportionately on the basis of the number of calendar days during which the Agreement is in effect.

A Fund’s daily net assets shall be computed in accordance with the Declaration of Trust of the Trust and any applicable votes and determinations of the Trustees of the Trust. Such compensation shall be paid monthly in arrears. Eaton Vance may, from time to time, waive all or a part of the above compensation.